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                                                                    EXHIBIT 11

                           CNA FINANCIAL CORPORATION
                 COMPUTATION OF NET INCOME PER COMMON SHARE

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Period Ended June 30                                        SECOND QUARTER          SIX MONTHS
                                                            1995       1994       1995       1994
(In millions, except per share data)
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
Earning per share:

Net income (loss)..................................      $ 256.7    $ (36.2)   $ 409.5    $(114.3)
Less preferred stock dividends.....................          1.9        1.4        3.7        2.5
                                                          ------     ------     ------     ------
   Net income (loss) available to
     common stockholders...........................      $ 254.8    $ (37.6)   $ 405.8    $(116.8)
                                                          ======     ======     ======     ======

Weighted average shares outstanding................         61.8       61.8       61.8       61.8
                                                          ======     ======     ======     ======

   Net income (loss) per common share..............      $  4.12    $ (0.61)   $  6.57    $ (1.89)
                                                          ======     ======      =====     ======
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                                         (32)
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